EXHIBIT 10.90

STOCKHOLDER RIGHTS AND RESTRICTIONS AGREEMENT

by and among

MICRON TECHNOLOGY, INC.

INTEL CORPORATION

INTEL TECHNOLOGY ASIA PTE LTD.

STMICROELECTRONICS N.V.

REDWOOD BLOCKER S.A.R.L.

and

PK FLASH LLC

Dated as of May 7, 2010

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-i-

STOCKHOLDER RIGHTS AND RESTRICTIONS AGREEMENT

THIS STOCKHOLDER RIGHTS AND RESTRICTIONS AGREEMENT (this “Agreement”) is made as of May __, 2010, by and among MICRON TECHNOLOGY, INC., a Delaware corporation (“Micron”), INTEL CORPORATION, a Delaware corporation (“Intel Corporation”), INTEL TECHNOLOGY ASIA PTE LTD., a company organized under the laws of Singapore (“ITA”), STMICROELECTRONICS N.V., a limited liability company organized under the laws of The Netherlands, with corporate seat in Amsterdam, The Netherlands (“ST”), REDWOOD BLOCKER S.A.R.L., a limited liability company organized under the laws of the Grand-Duchy of Luxembourg (“Redwood”), and PK FLASH LLC, a Delaware limited liability company (“PK” and, together with Intel Corporation, ITA, ST and Redwood, the “Stockholders”) (each, a “Party” and together, the “Parties”).

RECITALS

A.           On February 9, 2010, Micron, the Stockholders, Numonyx Holdings B.V., a private company with limited liability organized under the law of The Netherlands, with corporate seat in Amsterdam, The Netherlands (“Numonyx”) and certain other parties entered into a Share Purchase Agreement (the “Share Purchase Agreement”), pursuant to which a Subsidiary of Micron (“Acquisition Sub”) agreed to purchase from the Stockholders, and the Stockholders agreed to sell to the Acquisition Sub, all of the outstanding shares of capital stock of Numonyx (the “Numonyx Shares”) (such transaction, the “Share Purchase”).

B.           As consideration for the Numonyx Shares, Micron has agreed to issue to the Stockholders up to an aggregate of 150,000,000 shares of Micron’s Common Stock, par value $0.10 per share (the “Common Stock”).

C.           As a material inducement to Micron and the Stockholders to enter into the Share Purchase Agreement, Micron and the Stockholders have agreed to enter into this Agreement as of the closing of the Share Purchase.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

Section 1.1. Certain Definitions.  For all purposes of and under this Agreement, certain terms not otherwise defined herein have the meanings ascribed to those terms in Appendix A.

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Section 1.2. Rules of Construction.

(a) All references herein to Articles or Sections shall be deemed to be references to Articles and Sections of this Agreement unless the context shall otherwise require.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(e) Unless otherwise specifically provided, all references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(f) The definitions set this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(g) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(h) Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(i) Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.  In the event that any date provided for in this Agreement falls on a date that is not a Business Day, such date shall be deemed extended to the next Business Day.

ARTICLE II

STANDSTILL AND VOTING

Section 2.1. Standstill Provisions.

(a) Each Stockholder agrees that it will not, and will cause its controlled Affiliates and the Representatives acting on its or any of its controlled Affiliates’ behalf not to, directly or indirectly, acting alone or in concert with others, unless specifically consented to in writing in advance by the Board:

(i) acquire or agree to acquire, or offer, propose or seek to acquire, directly or indirectly, by purchase or otherwise, ownership (including beneficial ownership) of any securities, assets or businesses of Micron or any of its Subsidiaries, or any direct or indirect rights or options to acquire such ownership (including from any other Person), provided, however, that the

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foregoing shall not prohibit or prevent any Stockholder from (x) acquiring any such securities pursuant to a stock split, stock dividend or similar recapitalization of Micron or any of its Subsidiaries; (y) preserving its rights as a stockholder in Micron or any of its Subsidiaries, including, without limitation, by participating in rights or subscription offerings offered to all stockholders or (z) acquiring any securities or assets pursuant to Section 2.9 of the Share Purchase Agreement;

(ii) effect or seek, offer or propose to effect (with or without conditions) any merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with or involving Micron or any of its Subsidiaries or any of its or their respective securities or assets;

(iii) (A) make, or in any way participate in or encourage, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC ) or consents to vote Voting Securities, (B) seek to advise or influence any Person (other than any Affiliate of such Stockholder) with respect to the voting of any Voting Securities (other than in accordance with and consistent with the recommendation of the Board), or (C) call or seek to have called any meeting of the holders of Voting Securities (or securities convertible into, or exercisable or exchangeable for, Voting Securities);

(iv) deposit any Voting Securities in a voting trust or, except as otherwise provided in Section 2.2 hereof, subject any Voting Securities to any arrangement or agreement with any Person with respect to the voting of such Voting Securities;

(v) seek to place a representative on the Board, seek the removal of any member of the Board, or otherwise seek or propose to influence or control the Board, the management, or the policies of Micron, provided, however, that this clause (v) shall not limit the ability of any Stockholder to freely vote any Voting Securities in the election of directors to the Board, or the removal of directors therefrom, so long as such candidates for election were not nominated by, or such proposal for removal was not made by, such Stockholder or its controlled Affiliates or any Group or member of any Group of which any of them is a member;

(vi) form, join or in any way participate in a Group or other group, or otherwise act in concert with any third Person (other than any Affiliate of such Stockholder with respect to voting), for the purpose of acquiring, holding, voting or disposing of Equity Securities;

(vii) assist, participate in, provide or arrange financing to or for, solicit, encourage, induce or attempt to induce any effort or attempt by, or enter into any discussions, negotiations, arrangements or understandings with, any Person or Group to do or seek to do any of the foregoing;

(viii) disclose any intent, purpose, plan or proposal to do any of the foregoing; or

(ix) take any action that would reasonably be expected to compel Micron to make a public announcement regarding the possibility of any of the foregoing.

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(b) Notwithstanding any other provision of this Section, nothing in Section 2.1(a) shall be deemed to prevent or otherwise limit the exercise of any rights or remedies available to a Stockholder or any Affiliate of a Stockholder under, in connection with, contemplated by or arising out of (i) the Share Purchase Agreement or any other Ancillary Agreement or (ii) any other agreement entered into on or prior to the date of hereof between Micron and/or one or more of its Affiliates, on the one hand, and such Stockholder and/or one or more of its Affiliates, on the other hand, including the following agreements as they may be amended by the parties: (A) the Securities Purchase Agreement between Micron and Intel Capital Corporation dated September 24, 2003, and any other agreement or instrument entered into thereunder, including  the Securities Rights and Restrictions Agreement of even date therewith between Micron and Intel Capital Corporation and the Stock Rights Agreement of even date therewith between Micron and Intel Capital Corporation; (B)  the Securities Purchase Agreement between Micron and Intel Corporation dated October 19,1998, and any other agreement or instrument entered into thereunder, including  the Securities Rights and Restrictions Agreement of even date therewith between Micron and Intel Corporation and the Stock Rights Agreement of even date therewith between Micron and Intel Corporation; (C) the Amended and Restated Limited Liability Operating Agreement of IM Flash Technologies, LLC between Micron and Intel Corporation dated as of February 27, 2007 and any other operating agreement or similar Governing Documents of any Applicable Joint Venture (as defined in such Amended and Restated Limited Liability Operating Agreement) entered into pursuant to such Amended and Restated Limited Liability Operating Agreement, including the Limited Liability Partnership Agreement of IM Flash Singapore, LLP between Micron Semiconductor Asia Pte Ltd. and ITA dated as of February 27, 2007, and (D) the M6 Option Agreement.

(c) The provisions of this Section 2.1 shall terminate as to any Stockholder upon the earliest to occur:  (i) such time as such Stockholder , together with its controlled Affiliates, beneficially owns in the aggregate Voting Securities of Micron representing less than five percent (5%) of the Total Voting Power of Micron, (ii) the third anniversary of the Closing Date, and (iii) consummation of a Change in Control of Micron.

Section 2.2. Voting.

(a) Unless the Board otherwise consents in writing in advance, and except as provided in Section 2.2(b) below, ST shall take such action (and shall cause each of its Permitted Transferees and Affiliates that beneficially own Voting Securities of Micron to take such action) as may be required so that all Voting Securities of Micron beneficially owned by ST (or any such Permitted Transferee or Affiliate of ST) from time to time are voted on all matters to be voted on by holders of Voting Securities of Micron in the same manner (“for”, “against”, “withheld”, “abstain” or otherwise, with lost, damaged or disfigured ballots counting as abstentions to the extent that they cannot be counted as “for”, “against”, “withheld” or otherwise under applicable law) as recommended by the Board to the other holders of Voting Securities of Micron with respect to such matters.

(b) If any matter is presented to the holders of Voting Securities of Micron (by any Person other than a Stockholder, any Affiliate of any Stockholder or an “associate” of any of them, as such term is defined in Rule 12b-2 under the Exchange Act), to approve (i) any Change in Control of Micron or (ii) any issuance of Equity Securities requiring stockholder approval pursuant

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to applicable stock exchange rules, then all Voting Securities of Micron beneficially owned by ST (or any Permitted Transferee or Affiliate of ST) may be voted on such matter as ST (or any such Permitted Transferee or Affiliate of ST) determines in its sole discretion; provided, however, if the matter presented for stockholder approval pursuant to subclause (i) or (ii) of the preceding clause constitutes or involves, or is part of, a Stockholder Conflict of Interest Transaction, then ST (and each Permitted Transferee and Affiliate of ST) shall not be free to vote its Voting Securities pursuant to the preceding clause but instead shall be obligated to cause the Voting Securities that it beneficially owns, or that are beneficially owned by any of its Affiliates, to be voted in a manner consistent with Section 2.2(a).

(c) ST (or any Permitted Transferee or Affiliate of ST), as the holder of Voting Securities of Micron, shall use its commercially reasonable efforts to be present, in person or by proxy, at all meetings of the stockholders of Micron so that all Voting Securities of Micron beneficially owned by ST (or such Permitted Transferee or Affiliate of ST) from time to time may be counted for the purposes of determining the presence of a quorum at such meetings.  The foregoing provision shall also apply to the execution by ST of any written consent in lieu of a meeting of holders of Voting Securities of Micron or any class thereof.

(d) The provisions of this Section 2.2 shall terminate upon the earlier to occur of (i) such time as ST (together with all of its controlled Affiliates) beneficially own in the aggregate Voting Securities of Micron representing less than five percent (5%) of the Total Voting Power of Micron and (ii) the consummation of a Change in Control of Micron.  In addition, with respect to any Voting Securities of Micron that are subject to the provisions of this Section 2.2, the provisions of this Section 2.2 shall also terminate upon any Transfer of such Voting Securities to any Person other than an Affiliate or Permitted Transferee of ST.

(e) Nothing in this Section 2.2 shall prohibit or prevent PK, Redwood, Intel Corporation or ITA or any of their respective Affiliates or Permitted Transferees from voting any Voting Securities as any such Stockholder (or any such Affiliate or Permitted Transferee of any such Stockholder) determines in its sole discretion.

ARTICLE III

RESTRICTIONS ON TRANSFER; COMPLIANCE WITH SECURITIES LAWS

Section 3.1. Transfer Restrictions.

(a) No Stockholder shall Transfer any Acquisition Shares, other than as expressly permitted by, and in compliance with, the provisions of this Article III.  Notwithstanding anything herein to the contrary, the restrictions set forth in this Article III shall terminate upon the consummation of a Change of Control of Micron.

(b) Prior to the date that is six (6) months after the Closing Date (the “Release Date”), no Stockholder shall, without the prior written consent of Micron, Transfer any of the Acquisition Shares other than as expressly permitted by, and in compliance with, the following

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provisions of this Section 3.1(b) (such restrictions on Transfer, together with the restrictions on Transfer set forth in Section 3.1(c), the “Transfer Restrictions”):

(i) a Stockholder may Transfer any or all of its Acquisition Shares to Micron or any of its Subsidiaries;

(ii) ST may Transfer a portion of its Acquisition Shares to Intel Corporation and ITA in accordance with the requirements  of the M6 Option Agreement (and Intel Corporation and ITA acknowledge that any such shares so transferred shall be treated as Acquisition Shares received by it for purposes of this Agreement);

(iii) a Stockholder may Transfer all or any of its Acquisition Shares in a transaction exempt from the registration requirements under the Securities Act to any Permitted Transferee, so long as prior to or concurrent with any such Transfer the Permitted Transferee (1) agrees to be bound by the terms hereunder as a “Stockholder” and such other terms hereunder applicable to the transferring Stockholder, (2) agrees that the representations, covenants and other agreements made by the transferring Stockholder in this Agreement shall be deemed to have been made by such Permitted Transferee, (3) shall execute a joinder to this Agreement, the execution of which shall constitute such Permitted Transferee’s agreement to the terms of this Section 3.1(b)(iii),  (4) agrees that all notices hereunder to it may be delivered to the transferring Stockholder on its behalf and that all consents and waivers given by the transferring Stockholder will be binding on the Permitted Transferee, and (5) agrees to transfer such Acquisition Shares to the transferring Stockholder or other Permitted Transferee of the transferring Stockholder (as designated by the transferring Stockholder) if it ceases to be a Permitted Transferee of such Person, subject to compliance with the applicable provisions of Section 3.2 and Section 3.3; or

(iv) a Stockholder may Transfer all or any of its Acquisition Shares pursuant to the terms of any tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other similar transaction in which stockholders of Micron are offered, permitted or required to participate as holders of Common Stock, provided that such tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other transaction has been approved or recommended by the Board (and which at the time of Transfer continues to be approved or recommended by the Board) (any such transaction, an “Approved Transaction”).

(c) On and after the Release Date, no Stockholder shall, without the prior written consent of Micron, Transfer any of the Acquisition Shares other than as expressly permitted by, and in compliance with, the following provisions of this Section 3.1(c):

(i) a Stockholder may Transfer any or all of its Acquisition Shares to Micron or any of its Subsidiaries;

(ii) a Stockholder may Transfer all or any of its Acquisition Shares in a transaction exempt from the registration requirements under the Securities Act to any Permitted Transferee, so long as prior to or concurrent with any such Transfer the Permitted Transferee (1) agrees to be bound by the terms hereunder as a “Stockholder” and such other terms hereunder applicable to the transferring Stockholder, (2) agrees that the representations, covenants and other

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agreements made by the transferring Stockholder in this Agreement shall be deemed to have been made by such Permitted Transferee, (3) shall execute a joinder to this Agreement, the execution of which shall constitute such Permitted Transferee’s agreement to the terms of this Section 3.1(c)(ii), (4) agrees that all notices hereunder to it may be delivered to the transferring Stockholder on its behalf and that all consents and waivers given by the transferring Stockholder will be binding on the Permitted Transferee, and (5) agrees to transfer such Acquisition Shares to the transferring Stockholder or other Permitted Transferee of the transferring Stockholder (as designated by the transferring Stockholder) if it ceases to be a Permitted Transferee of such, subject to compliance with the applicable provisions of Section 3.2 and Section 3.3; or

(iii) a Stockholder may Transfer all or any of its Acquisition Shares pursuant to the terms of an Approved Transaction;

(iv) a Stockholder may Transfer all or any of its Acquisition Shares pursuant to Rule 144, subject to compliance with the applicable provisions of Section 3.1 through Section 3.3;

(v) a Stockholder may Transfer all or any of its Acquisition Shares pursuant to an effective registration statement, subject to compliance with the applicable provisions of Section 3.1 through Section 3.3; or

(vi) a Stockholder may Transfer all or any of its Acquisition Shares in a transaction exempt from the registration requirements under the Securities Act (other than pursuant Rule 144), so long as prior to or concurrent with any such Transfer the transferee (1) agrees to be bound by the terms of this Article III as a “Stockholder” applicable to the transferring Stockholder, and (2) executes and delivers to the Company a joinder to this Agreement, the execution of which shall constitute such transferee’s agreement to the applicable terms of this Article III, subject to compliance with the applicable provisions of Section 3.1 through Section 3.3.

Notwithstanding the foregoing, other than pursuant to the foregoing clauses (i) through (iii), no Stockholder may, together with its Affiliates, in any single transaction or series of related transactions, Transfer pursuant to this Section 3.1(c) to any Person or group of related Persons any Acquisition Shares (or, in the case of an intermediary such as a “broker,” indirectly Transfer to such intermediary’s  transferee or group of related transferees, if the transferee or transferees are known to such Stockholder), if, to the actual knowledge of such Stockholder (without any duty of inquiry other than as and to the limited extent provided in the immediately following paragraph):

(x) such Person or group of related Persons has filed or is required to file (in connection with such Transfer or otherwise) a Schedule 13D disclosing an intent with respect to its beneficial ownership of Equity Securities other than a passive investment intent, or

(y) such Person is a Competitor or a Person that is a member of a Group that includes a Competitor, or

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(z) to the extent such Person or group of related Persons would, upon completion of the Transfer of such Acquisition Shares beneficially own more than ten percent (10%) of any class of Equity Securities, unless, in each case, such Transfer (A) has been approved by, or is in connection with a transaction approved or recommended by, the Board, or (B) is made pursuant to a tender offer, exchange offer, merger, consolidation or similar transaction that is an Approved Transaction.

For purposes of the foregoing paragraph, in circumstances where the identity of the proposed transferee (including a proposed transferee through an intermediary) is known to the Stockholder, the Stockholder shall:  (X) review any Schedule 13D filings by such proposed transferee with respect to beneficial ownership of Equity Securities, and (Y) obtain written confirmation from such proposed transferee confirming that none of the facts or circumstances described in the foregoing clauses (x) through (z) apply.  For the avoidance of doubt, with respect to any Transfer effected pursuant to Section 3.1(c)(iv) or (v) in an ordinary course market or book-building transaction using an intermediary such as a broker, market-maker, underwriter or placement agent where the identity of the ultimate transferee is not in fact known to such Stockholder, the Stockholder shall have no duty to inquire of the intermediary the identities of the ultimate transferees or to obtain from such ultimate transferees the confirmation required under clause (Y) above (except that to the extent there is a contract that is not on an undisclosed principal basis with respect to the Transfer between the Stockholder and the ultimate transferee, in which case the Stockholder shall review any Schedule 13D filings by such ultimate transferee with respect to beneficial ownership of Equity Securities and obtain from such ultimate transferee the confirmation required under clause (Y) above), it being understood that a Stockholder may not rely on this sentence to knowingly circumvent the intent of the transfer restrictions in this Section 3.1(c).

Nothing in this Section 3.1(c) shall prohibit Hedging Transactions from and after the Release Date, provided that each Stockholder agrees that, if it engages in any “short sale” of Voting Securities as a Hedging Transaction with respect to Acquisition Shares beneficially owned by such Stockholder, it will comply with the provisions of this Section 3.1(c) with respect to such short sale as if such Voting Securities were Acquisition Shares.  The provisions of Sections 3.2 and 3.3 shall not apply to any such Hedging Transactions.

The restrictions on Transfer set forth in this Section 3.1(c) shall terminate with respect to a particular Stockholder at such time as such Stockholder, together with its Affiliates, beneficially owns in the aggregate Voting Securities of Micron representing less than five percent (5%) of the Total Voting Power of Micron.

Section 3.2. Restrictive Legends; Securities Law Compliance.

(a) The certificate or certificates representing the Acquisition Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR

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ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER RIGHTS AND RESTRICTIONS AGREEMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

(b) Each Stockholder agrees and consents to the entry of stop transfer instructions with Micron’s transfer agent and registrar against the transfer of the Stockholder’s Acquisition Shares except in compliance with this Article III.

(c) Each certificate evidencing the Acquisition Shares transferred as herein provided shall bear the restrictive legend set forth (or described) in Section 3.2(a) above, except that (i) such certificate shall not be required to bear the first sentence of such restrictive legend if (A) in the opinion of counsel for Micron, such legend is not required in order to establish compliance with the registration requirements of the Securities Act or (B) the securities represented by such certificate are Transferred pursuant to clause (iv) or (v) of Section 3.1(c), and (ii) such certificate shall not be required to bear the second sentence of such restrictive legend from and after the time that the securities represented by such certificate are no longer subject to any contractual restrictions set forth in this Agreement, it being understood and agreed, for the avoidance of doubt and without prejudice to any other provision of this Agreement that would operate to terminate any such contractual restriction, that such securities will no longer be subject to any contractual restrictions following any Transfer thereof in accordance with Section 3.1(c)(iii), (iv) or (v) (other than any Transfer to an Affiliate).

Section 3.3. Procedures for Transfer.

(a) In order to ensure compliance with the provisions of this Article III, prior to any proposed Transfer of Acquisition Shares (other than the transfer of Registrable Securities pursuant to a Shelf Take-Down, which shall be governed by Article IV hereof), the Stockholder seeking to effect such Transfer shall give written notice to Micron of such Stockholder’s intention to effect such Transfer.  Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail and shall be accompanied by: (i) an opinion of  nationally recognized securities law firm that such Transfer is exempt from the registration requirements of Section 5 of the Securities Act; (ii) a seller’s representation letter and, if such Transfer is proposed to be executed through a broker, a broker’s representation letter, in each case, in customary form, confirming that such sale will be or has been effected pursuant to Rule 144 under the Securities Act; or (iii) a “no action” letter from the staff of the SEC addressed to the Stockholders to the effect that the Transfer without registration would not result in a recommendation by the staff to the SEC that action be taken with respect thereto.  The provisions of this Section 3.1(a) shall not apply to the release of shares from the escrow arrangement contemplated by the Share Purchase Agreement or the Transfer of shares in accordance with the M6 Option Agreement.

(b) Any attempted or purported Transfer of Acquisition Shares in violation of this Agreement shall be null and void, regardless of whether the purported transferee has any actual or

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constructive knowledge of the provisions hereof.  Micron shall not record on its stock transfer books or otherwise any attempted or purported Transfer in violation of this Agreement.

(c) Micron will use its commercially reasonable efforts to cooperate, as promptly as practicable, with, and will direct its transfer agent and registrar to cooperate with and process, as promptly as practicable, any proposed Transfer of Acquisition Shares by a Stockholder that does not violate the provisions of this Agreement.  In addition, Micron covenants and agrees that it will not take the position that any Stockholder is, or was during the three months preceding any Transfer of Acquisition Securities, an “affiliate” of Micron (as defined in Rule 144), solely by virtue of one or more of the following:  (A) such Stockholder entering into the Share Purchase Agreement, including as a result of such Stockholder’s communications with other Stockholders in connection therewith; (B) such Stockholder’s beneficial ownership of any Acquisition Shares, taken together with any Voting Securities beneficially owned by such Stockholder on the date of this Agreement and any such Voting Securities that such Stockholder may have the right to acquire pursuant to the M6 Option Agreement (in each case, subject to adjustment for any stock splits, stock dividends or combinations with respect to the Common Stock) or such Stockholder’s reporting of such beneficial ownership on a Schedule 13D; (C) such Stockholder’s exercise of any rights arising solely from or in connection with such beneficial ownership; or (D) such Stockholder’s or any of such Stockholder’s Affiliates being a party to, exercising rights or remedies under, in connection with, contemplated by or arising out of, or receiving any benefit from, this Agreement or any of the documentation or arrangements referred to in Section 2.1(b) above, unless there has been a change or changes in relevant facts or relevant law (including applicable statutes, rules, regulations, no-action letters or interpretations thereof by any court, agency or other governmental authority, including the SEC) and Micron has received an opinion of a nationally recognized securities law firm to the effect that, as a result of such change, such Stockholder is an “affiliate” (as defined in Rule 144) of Micron.  Each Stockholder hereby represents and warrants, severally and not jointly, that the shares of Voting Securities beneficially owned as of the date hereof by it and its controlled Affiliates, together with any such shares that they may have the right to acquire pursuant to the M6 Option Agreement, in the aggregate do not exceed 9.9% of the total number of Voting Securities outstanding as of the date hereof.

Section 3.4. Covenant Regarding Exchange Act Filings.  With a view to making available to the Stockholders the benefits of Rule 144, Micron agrees that it will use commercially reasonable efforts to make available current public information with respect to Micron as contemplated by Rule 144(c) until the first anniversary of the Closing Date.

Section 3.5. Applicability to Other Securities.  If, following the date hereof, Micron issues any shares of Common Stock or any other securities of Micron in respect of or in substitution or exchange for the Acquisition Shares in connection with any stock split, dividend or combination, or any recapitalization, reclassification or similar transaction, such shares or securities shall be subject to the same restrictions set forth in this Article III as are then applicable to the Acquisition Shares with respect to which such shares or securities have been issued in respect of or in substitution or exchange for; provided that, if such securities of Micron are not voting equity securities of Micron, then such securities shall not be subject to the requirements set forth in the paragraph immediately following Section 3.1(c)(vi).  In such an event, the Parties hereby agree to make such amendments or

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modifications to this Agreement as may be appropriate to reflect such treatment of such shares or other securities.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1. Shelf Registration.

(a) Subject to the provisions of this Article IV, if at any time after the Release Date and prior to the third anniversary of the Closing Date a Stockholder that desires to sell any Registrable Securities is, at the time of the desired sale, deemed to be a Rule 144 Affiliate and as a result thereof reasonably believes it will unable to sell all of the Registrable Securities held by such Stockholder that it desires to sell during a three month period due to the volume limitations applicable to Rule 144 Affiliates under Rule 144 (the “Registration Conditions”), then such Stockholder (the “Requesting Party”) may provide a written request to Micron to register such Stockholder’s Registrable Securities (a “Registration Request”), which Registration Request shall include a certification from an authorized officer of the Stockholder as to the existence of the Registration Conditions.  If Micron receives a Registration Request, then Micron will use commercially reasonable efforts to file a shelf registration statement on Form S-3 (a “Shelf Registration”) to effect the registration under the Securities Act of such Requesting Party’s Registrable Securities.  If there is more than one Stockholder that meets the Registration Conditions at any given time, Micron may include the Registrable Securities of each such Stockholder that submits a Registration Request on the same Shelf Registration.

(b) After the Shelf Registration becomes effective, any of the Stockholders that has Registrable Securities then registered on a Shelf Registration and which continues to meet the Registration Conditions (an “Initiating Stockholder”) may initiate an offering or sale of Registrable Securities pursuant to such Shelf Registration (each, a “Shelf Take-Down”) by written request to Micron (the “Shelf Take-Down Request”), which Shelf-Take Down Request shall include a certification from an authorized officer of the Stockholder as to the continued existence of the Registration Conditions.  The Initiating Stockholder will send a copy of the Shelf Take-Down Request to the other Stockholders that have Registrable Securities registered pursuant to the Shelf Registration simultaneously with its delivery of the Shelf Take-Down Request to the Company.  Each such Stockholder will be entitled to participate in each Shelf Take-Down to the extent such Stockholder continues to meet the Registration Conditions, provided such Stockholder provides written notice to Micron and the Initiating Stockholder within ten (10) Business Days of delivery of the Shelf Take-Down Request indicating its interest to participate in the Shelf Take-Down, which notice shall include a certification from an authorized officer of the Stockholder as to the continued existence of the Registration Conditions.  Any Shelf Take-Down may be in the form of an underwritten offering, and Micron shall, if so requested and to the extent necessary to comply with applicable securities laws, file and effect an amendment or supplement of the Shelf Registration for such purpose as soon as practicable following receipt of a Shelf Take-Down Notice.

(c) In connection with a request for an underwritten Shelf Take-Down, Micron, on the one hand, and the Stockholders who elect to participate in the Shelf-Take Down (the

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“Participating Stockholders”), on the other hand, shall each select one investment banking firm to serve as co-manager of such offering.  The co-manager selected by Micron shall be subject to the prior approval of the Participating Stockholders, which approval shall not be unreasonably withheld, and the co-manager selected by the Participating Stockholders shall be subject to the prior approval of Micron, which approval shall not be unreasonably withheld.  Each of the co-managers so selected by Micron and the Participating Stockholders are herein collectively referred to as the “Managing Underwriters”.  The Managing Underwriter selected by the Participating Stockholders shall be the lead underwriter, whose responsibilities shall include running the “books” for any offering.  Micron and each of the Participating Stockholders shall enter into an underwriting agreement with the Managing Underwriters, which agreement shall contain representations, warranties, indemnities and agreements then customarily included by an issuer and a selling stockholder in underwriting agreements with respect to underwritten secondary distributions under shelf registration statements and shall stipulate that the Managing Underwriters will receive equal commissions and fees and other remuneration in connection with the distribution of any Registrable Securities thereunder.

(d) In connection with a request for an underwritten offering, if the Managing Underwriters advise Micron and the Participating Stockholders that the number of Registrable Securities to be included in a Shelf-Takedown would be likely to exceed the largest number of Registrable Securities that can be sold without having a significant and adverse effect on the success of such offering or a significant and adverse impact on the market price of the Common Stock (the “Maximum Offering Size”), then the number of Registrable Securities including in such Shelf Take-Down shall be reduced to the Maximum Offering Size, with the number of Registrable Securities allocated pro rata among the Participating Stockholders based on the number of Registrable Securities each sought to include in the Shelf Take-Down.  Notwithstanding the foregoing, if the Managing Underwriters of any Shelf Take-Down shall advise the Participating Stockholders that the Registrable Securities covered thereby cannot be sold in such offering within a price range acceptable to Participating Stockholders holding a majority of the Registrable Securities sought to be sold pursuant to such Shelf Take-Down (the “Majority Participants”) or that all of the Registrable Securities requested to be sold by the Majority Participants pursuant to such Shelf Take-Down cannot be sold in the manner requested, then such Majority Participants shall have the right to notify Micron that they have determined that the Shelf Take-Down be abandoned or withdrawn, in which event Micron shall abandon or withdraw such Shelf Take-Down; it being understood that in the event the Majority Participants exercise their right set forth in this sentence, such abandoned or withdrawn Shelf Take-Down shall not constitute a Shelf Take-Down for purposes of Section 4.2(a)(i) or (ii) if the Majority Participants pay any related Registration Expenses in connection with such abandoned or withdrawn Shelf Take-Down.

Section 4.2. Exceptions to Micron’s Obligations.

(a) Notwithstanding anything in Section 4.1 to the contrary:

(i) in no event shall Micron be required to effect more than three (3) Shelf Take-Downs pursuant to Section 4.1(b);

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(ii) in no event shall Micron be obligated to effect more than one Shelf Take-Down in any 180-day period or more than one Marketed Shelf Take-Down in any 12-month period;

(iii) if Micron receives a Registration Request at a time when (A) Micron has commenced, or has a bona fide intention to commence, a public or Rule 144A securities offering transaction, (B) the registration, offering or sale of the Registrable Securities would, in Micron’s judgment, impede, delay or otherwise interfere with any pending or contemplated material acquisition, disposition, corporate reorganization or similar material transaction, or (C) non-public material information not otherwise then required by applicable law to be publicly disclosed regarding Micron exists, the immediate disclosure of which would in Micron’s judgment be significantly disadvantageous to Micron (clauses (A), (B) and (C), a “Material Pending Event”), then Micron may postpone the filing of the Shelf Registration for a period not to exceed 120 consecutive calendar days from the date of a Registration Request upon providing the Requesting Party with written notice of such postponement (which notice need not include a statement of the reason for such postponement).  Each Stockholder shall keep confidential any communications received by it from Micron regarding the postponement pursuant to this Section 4.2(a)(iii) (including the fact of the postponement);

(iv) if Micron receives a Shelf-Take Down Request at a time when there is a Material Pending Event or if the prospectus relating to the Registrable Securities contains a material misstatement or omission, then Micron may postpone the Shelf Take-Down upon providing the Participating Stockholders with written notice of such postponement, provided, however, that unless expressly requested in writing by a Participating Stockholder, Micron shall not divulge to the Participating Stockholder the reason for any such postponement, and Micron shall be under no obligation to divulge such reason even if requested by the Participating Stockholder.  Micron will use its commercially reasonable efforts to ensure that the use of the prospectus may be resumed (x) in the case of clause (A) of the definition of Material Pending Event, as promptly as is practicable after completion of such offering or its withdrawal, (y) in the case of clause (B) of the definition of Material Pending Event, as soon as, in the sole judgment of Micron, public disclosure of such Material Pending Event would not be prejudicial to or contrary to the interests of Micron or, if necessary to avoid unreasonable burden or expense, as soon as practicable thereafter, and (z) in the case of clause (C) of the definition of Material Pending Event, as soon as in the reasonable discretion of Micron, such suspension is no longer appropriate. Micron shall be entitled to exercise its right under this Section 4.2(a)(iv) to suspend the availability of a Shelf Take-Down no more than twice in any 12-month period; provided that the duration of any such suspension period shall not exceed 120 consecutive days or an aggregate of 135 days in any 180-day period.  Each Stockholder shall keep confidential any communications received by it from Micron regarding the postponement pursuant to this Section 4.2(a)(iv) (including the fact of the postponement);

(v) any Shelf Take-Down must be for a number of Registrable Securities which, based on the good faith determination of the Participating Stockholders, will result in gross proceeds of at least $100 million; and

(vi) each Participating Stockholder in a Shelf Take-Down must agree to sell their Registrable Securities on the basis provided in any underwriting arrangements entered into

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in connection with the Shelf-Take Down, and complete and execute all reasonable questionnaires, powers of attorney, underwriting agreements, hold-back agreement letters and other documents customarily required under the terms of such underwriting arrangements.

Section 4.3. Registration Procedures.  If Micron is required to effect the Shelf Registration, subject to the limitations set forth in Section 4.2, Micron will:

(a) use its commercially reasonable efforts to promptly prepare and file an automatically effective registration statement on Form S-3ASR with respect to the applicable Registrable Securities with the SEC or, if such form is not available, a registration statement on a Form S-3 ,  in which case, it will use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as practicable following the filing thereof;

(b) use its commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such registration statement (including Exchange Act documents incorporated by reference into the registration statement) and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that before filing a registration statement or prospectus or any amendments or supplements thereto in accordance with Section 4.3(a) or this Section 4.3(b) to the extent that doing so will not materially interfere with the timing of the offering:  (i) Micron will furnish to counsel selected pursuant to Section 4.8 copies of all documents proposed to be filed, and (ii) such documents will be subject to the review of such counsel reasonably in advance of any filing to permit a reasonable opportunity to review and comment in light of the circumstances;

(c) use its commercially reasonable efforts to comply with all applicable securities laws in the United States and register or qualify such Registrable Securities covered by such registration in such jurisdictions in the United States as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that Micron shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 4.3(c), it would not be obligated to, subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(d) notify each seller of any such Registrable Securities covered by such registration statement promptly if Micron becomes aware that the prospectus included in such registration statement, as then in effect, or the registration statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and prepare an amended or supplemental prospectus as may be necessary so that, as thereafter made available to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

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(e) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

(f) (i) use commercially reasonable efforts to list such Registrable Securities on the exchange on which Micron Common Stock is then listed (if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange) to the extent required; and (ii) use commercially reasonable efforts to provide for a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(g) in connection with any Shelf Take-Down, obtain a “cold comfort” letter or letters from Micron’s independent public accounts in customary form and covering matters of the type customarily covered by “cold comfort” letters provided to sellers of securities as the Majority Participants shall reasonably request;

(h) make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Micron, and cause all of Micron’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the “due diligence” of such seller or such underwriter with respect to such registration statement, subject to the execution of a mutually acceptable confidentiality agreement;

(i) promptly notify counsel (selected pursuant to Section 4.8) for the Stockholders holding Registrable Securities included in such registration statement and the Managing Underwriters confirm such notice in writing (i) of the receipt of any comments from the SEC, (ii) of any request by the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(j) use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(k) (i) if requested by the Managing Underwriters or any Participating Stockholder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the Managing Underwriters or such Participating Stockholder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by

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such Participating Stockholder to such underwriter, the purchase price being paid therefor by such underwriter; and (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(l) cooperate with the Participating Stockholders and the Managing Underwriters to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the Managing Underwriters or such Participating Stockholders may reasonably request;

(m) in connection with any Shelf Take-Down, obtain for delivery to the Participating Stockholders and to the underwriter or agent an opinion or opinions from counsel for Micron in customary form and scope for sellers of securities;

(n) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(o) use commercially reasonable efforts to make available by teleconference certain of the executive officers of Micron for a one (1) Business Day period, to participate and to cooperate with the Participating Stockholders offering Registrable Securities and any underwriters in any selling efforts that may be reasonably be requested upon reasonable notice thereof by the Participating Stockholders in connection with a firm commitment Shelf Take-Down with a minimum sales price of $100 million (an underwritten offering contemplated by this Section 4.3(o), a “Marketed Underwritten Offering”).

Section 4.4. Information Supplied.  It shall be a condition precedent to the obligations of Micron to take any action to register the Registrable Securities held by any Stockholder as to which any registration is being effected that such Stockholder shall furnish Micron with such information regarding such Stockholder that is pertinent to the disclosure requirements relating to the registration and the distribution of such securities as Micron may from time to time reasonably request.  Each Stockholder agrees to furnish to Micron as promptly as reasonably practicable all information required to be disclosed in order to make the information previously furnished to Micron by such Stockholder not misleading.

Section 4.5. Expenses.  All of the out-of-pocket costs and expenses incurred by Micron in connection with any Shelf Registration and any Shelf Take-Down pursuant to Section 4.1 shall be borne by the Stockholders; provided that the Stockholders shall not be required to reimburse Micron for compensation of Micron’s officers and employees, regular audit expenses, and normal corporate costs incurred in connection with such registration.  The costs and expenses of any such registration shall include, without limitation, the reasonable fees and expenses of Micron’s counsel and its accountants and all other out-of-pocket costs and expenses of Micron incident to the preparation, printing and filing of the registration statement and all amendments and supplements thereto and the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the securities so registered,

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the costs and expenses incurred in connection with the qualification of such securities so registered under the securities or “blue sky” laws of various jurisdictions, the fees and expenses of Micron’s transfer agent and all other costs and expenses of complying with the provisions of this Article IV with respect to such registration (collectively, the “Registration Expenses”).  In addition, each seller of Registrable Securities shall pay the reasonable fees and expenses of counsel to the sellers and any brokers’ commissions, agency fees or underwriters’ discounts or commissions in connection with the sale of the Registrable Securities under a Shelf Registration.

Section 4.6. Restrictions on Disposition.  Each Stockholder agrees that, upon receipt of any notice from Micron of the happening of any event of the kind described in Section 4.3(d) or Section 4.3(i)(iii), such Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.3(d)or written notice from Micron that the registration statement is again effective and no amendment or supplement is needed.

Section 4.7. Indemnification.

(a) Indemnification by Micron.  In the event of a Shelf Registration, to the fullest extent permitted by law, Micron hereby agrees to indemnify and hold harmless each Stockholder that includes Registrable Securities in such Shelf Registration, each Affiliate of such Stockholder and their respective directors and officers, members or general and limited partners (and the directors, officers, employees, affiliates and each Person who controls such Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (hereinafter referred to as a “Controlling Person”) of any of the foregoing), and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter (collectively, the “Seller Indemnified Parties”), against all claims, losses, damages and liabilities, joint or several, actions or proceedings (whether commenced or threatened in writing) in respect thereof (“Claims”) and expenses arising out of or based on: (i)  any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, (ii) any untrue statement or alleged untrue statement of a material fact contained in a prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, or (iii) any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus prepared by it or authorized by it in writing for use by such Stockholder (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, and Micron will reimburse each such Seller Indemnified Party for any reasonable fees and disbursements of counsel and any other reasonable out-of-pocket expenses incurred in connection with investigating and defending or settling any such Claim; provided that Micron will not be liable in any such case to the extent that any such Claim arises out of or is based on any untrue statement

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or alleged untrue statement or omission or alleged omission by such Stockholder or underwriter but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in such registration statement, prospectus, or Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to Micron by or on behalf of such Stockholder and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 4.7(a) shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of Micron (which consent shall not be unreasonably withheld or delayed).

(b) Indemnification by the Stockholders.  To the fullest extent permitted by law, each Stockholder will, if Registrable Securities held by such Stockholder are included in the registration statement or prospectus, indemnify and hold harmless, severally and not jointly, Micron, all other Stockholders and any underwriter and any of their respective Affiliates, directors, officers and Controlling Persons (collectively, the “Micron Indemnified Parties”), against all Claims and expenses arising out of or based on:  (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, (ii)  any untrue statement or alleged untrue statement of a material fact contained in a prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, or (iii) any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, and the Stockholder will reimburse each such Micron Indemnified Party for any reasonable fees and disbursements of counsel and any other reasonable expenses incurred in connection with investigating and defending or settling any such Claim, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, or Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to Micron by or on behalf of such Stockholder and stated to be specifically for use therein; provided that in the absence of fraud by such Stockholder, the liability of each selling Stockholder of Registrable Securities hereunder shall be limited to the net proceeds received by such selling Stockholder from the sale of Registrable Securities covered by such registration statement.

(c) Notification of Claims.  Promptly after receipt by a Person entitled to indemnification pursuant to Section 4.7 (an “Indemnified Party”) hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4.7, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 4.7, except to the extent that the indemnifying party is prejudiced in any material respect by such failure

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to give notice.  In case any such action or proceeding is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment, based upon advice of counsel, a conflict of interest between such indemnified and indemnifying parties may exist in respect of such action or proceeding (in which case the Indemnified Party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any reasonable expenses therefor (but in no event will bear the expenses for more than one firm of counsel for all Indemnified Parties in each jurisdiction who shall, with respect to Seller Indemnified Parties, be approved by the Majority Participants in the Shelf Take-Down in respect of which such indemnification is sought), the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the Indemnified Party without the consent of the indemnifying party, such consent not to be unreasonably withheld.  No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the Indemnified Party, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such Indemnified Party and does not otherwise adversely affect such Indemnified Party, other than as a result of the imposition of financial obligations for which such Indemnified Party will be indemnified hereunder.  An Indemnified Party may not settle any action or proceeding or the entry of any judgment without the prior written consent of the indemnifying party.

(d) Contribution.  (i) If the indemnification provided for in this Section 4.7 from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party under this Section 4.7(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding; and (ii) the parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.7(d)(i).  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The liability of each selling

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Stockholder of Registrable Securities hereunder shall, in the absence of fraud by such Stockholder, be limited to the net proceeds received by such selling Stockholder from the sale of Registrable Securities covered by such registration statement.  The selling Stockholders’ respective obligations to contribute pursuant to this Section 4.7(d) are several in proportion to the respective number of Registrable Securities they have sold pursuant to a Shelf Registration, and not joint.

(e) Non-Exclusive Remedy.  The obligations of the Parties under this Section 4.7 shall be in addition to any liability which any Party may otherwise have to any other Party.

(f) Survival. The indemnity and contribution provisions contained in this Section 4.7 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Stockholder, any person controlling any Stockholder or any Affiliate of any Stockholder or by or on behalf of Micron, its officers or directors or any person controlling Micron or (iii) the sale of any Registrable Securities by any Stockholder pursuant to a Shelf Registration.

Section 4.8. Selection of Counsel.  In connection with the Shelf Registration, the holders of a majority of the Registrable Securities covered by the Shelf Registration may select one counsel to represent all holders of Registrable Securities covered thereby, which counsel shall be reasonably acceptable to Micron.

Section 4.9. Market Standoff Agreement.

(a) In connection with the public offering by Micron of any of its securities, each Stockholder agrees that, upon the request of Micron or the underwriters managing any underwritten offering of Micron’s securities, such Stockholder (other than the FP Parties) shall agree in writing (the “Stockholder Public Offering Lock-Up”) that neither it (nor any of its controlled Affiliates) will, directly or indirectly, offer to sell, contract to sell, make any short sale of, or otherwise sell, dispose of, loan, gift, pledge or grant any options or rights with respect to, any securities of Micron (other than those included in such registration statement, if any) now held or hereafter acquired by such Stockholder (or any of its controlled Affiliates) or with respect to which such Stockholder (or any of its controlled Affiliates) has or hereafter acquires the power of disposition without the prior written consent of Micron and such underwriters for such period of time (not to exceed fourteen (14) days prior to the date such offering is expected to commence and ninety (90) days after the date of the final prospectus in such offering) as may be requested by Micron and the underwriters; provided, however, that neither such Stockholder (nor any of its controlled Affiliates) shall be bound by such Stockholder Public Offering Lock-Up more than once during any 12 month period.

(b) In connection with any proposed Shelf Take-Down, Micron agrees that, upon the request of the Managing Underwriters, Micron shall agree in writing (the “Micron Public Offering Lock-Up”) that neither Micron (nor any controlled Affiliate of Micron) will, directly or indirectly, offer to sell, contract to sell, make any short sale of, or otherwise sell, dispose of, loan, gift, pledge or grant any options or rights with respect to, any securities of Micron (other than those included in such registration statement, if any, or grants of stock options or issuances of Common Stock upon the exercise of outstanding stock options under Micron’s existing employee benefit plans) now or hereafter acquired by Micron (or any Affiliate of Micron) or with respect to which

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Micron (or any Affiliate of Micron) has or hereafter acquires the power of disposition without the prior written consent of the Demand Party and such underwriters for such period of time (not to exceed fourteen (14) days prior to the date such offering is expected to commence and ninety (90) days after the date of the final prospectus in such offering) as may be requested by the Managing Underwriters; provided, however, that neither Micron (nor any Affiliate of Micron) shall be bound by such Micron Public Offering Lock-Up more than once during any 180-day period.

Section 4.10. No Inconsistent Agreements; No Free Writing Prospectuses.  Micron represents and warrants that it is not a party to a contract which conflicts with or limits or prohibits the exercise of the rights granted to the Stockholders holding Registrable Securities in this Article IV.  Each Stockholder agrees that, unless it obtains the prior consent of Micron and any such underwriter, it will not make any offer relating to the Registrable Securities that would constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the SEC.

Section 4.11. Termination of Registration Rights.  The rights of any Stockholder under this Article IV shall terminate (other than Section 4.5, Section 4.7 and Section 4.11) upon the earliest to occur of (a) three (3) years after the Closing Date, (b) the date on which such Stockholder ceases to hold any Registrable Securities, (c) the date on which Micron is no longer required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, or (d) the date on which a Form 15 (or any successor form) has been filed under the Exchange Act with respect to the Common Stock.  Micron shall have no obligation to maintain the effectiveness of any Shelf Registration with respect to any Registrable Securities held by a particular Stockholder following the earlier of (x) the termination of such Stockholder’s rights under this Article IV (other than Section 4.5, Section 4.7 and Section 4.11) or (y) the date such Stockholder ceases to be a Rule 144 Affiliate.

ARTICLE V

MISCELLANEOUS

Section 5.1. Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 5.2. Consent to Jurisdiction.  Any suit, action or proceeding brought by any Party seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought in a state or federal court located in Wilmington, Delaware and each of the Parties to this Agreement hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 5.3. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This

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Agreement may not be assigned by a Stockholder without the prior written consent of Micron; provided that, without the consent of Micron, a Stockholder may assign this Agreement (and the rights and obligations hereunder) to any of its Permitted Transferees, in connection with a transfer of Acquisition Shares to such Permitted Transferee pursuant to Section 3.1(b)(iii); provided that, notwithstanding such assignment, the assigning Stockholder shall continue to be bound by all of its obligations hereunder.  This Agreement is not intended and shall not be construed to create any rights or remedies in any parties other than the Stockholders and Micron, and no Person shall assert any rights as third party beneficiary hereunder.

Section 5.4. Entire Agreement.  This Agreement (including Appendix A, which is incorporated herein and forms an integral part hereof) contains the entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the Parties relating to the subject matter hereof.

Section 5.5. Amendment; Waiver.

(a) This Agreement may be amended if, and only if, such amendment is in writing and signed by Micron, Intel Corporation, ITA, ST, Redwood and PK.  Any provision of this Agreement may be waived by the Party against whom the waiver is to be effective.

(b) No waiver by a Party of any misrepresentation of any representation or warranty, or any breach or failure to perform or comply with  any agreement, covenant or other obligation, of any other Party hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.  No failure or delay by a Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

Section 5.6. Notices.  All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by U.S. registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier delivery, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the fifth Business Day following that on which the piece of mail containing such communication is posted to the address provided herein or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.  Any Party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including

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ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.  Notices to Parties pursuant to this Agreement shall be given:

        If to Micron:
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
Facsimile: (208) 363-1309
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Facsimile: (650) 493-6811
Attention:  John A. Fore

If to the Intel Corporation or ITA:

Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA  95054
Attention:  Treasurer
Telephone:  (408) 765-8080
Fax:  (408) 765-6038

with a copy to:

Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA  95054
Attention:  General Counsel
Telephone:  (408) 765-8080
Fax:  (408) 653-8050

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and a copy to:

Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA  95054
Attention:  Portfolio Manager
M/S: RN6-59
Facsimile:  (408) 653-8050
portfolio.manager@intel.com

and a copy to (which shall not constitute notice to Intel Corporation):
Gibson, Dunn & Crutcher LLP
1881 Page Mill Rd.
Palo Alto, CA  94304
Attention:  Russell C. Hansen
Telephone:  (650) 849-5300
Fax:  (650) 849-5333

If to ST:
STMicroelectronics N.V.
Chemin du Champ-des-Filles, 39
1228 Plan-les-Ouates
Geneva, Switzerland
Attention:  Pierre Ollivier, Corporate Vice President and General Counsel
Telephone:  41 22 929 58 76
Fax:  41 22 929 59 06

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, CA 94105
Facsimile:  (650) 616-1199
Attention:  John D. Wilson

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If to PK or Redwood:
Francisco Partners
One Letterman Drive
Building C — Suite 410
San Francisco, CA 94129
Facsimile: (415) 418-2999
Attention:  Dipanjan Deb
      Keith Toh

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
950 Page Mill Road
Palo Alto, CA 94304-105
Facsimile: (650) 859-7500
Attention: Adam Phillips

Section 5.7. Counterparts.  This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties.

Section 5.8. Severability.  If any provision of the Agreement is held to be invalid or unenforceable at law, all other provisions of the Agreement shall remain in full force and effect.  Upon any such determination, the Parties agree to negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable law.

Section 5.9. Injunctive Relief.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Rights and Restrictions Agreement to be executed by their respective authorized officers as of the date aforesaid.

MICRON TECHNOLOGY, INC. By: /s/ D. Mark Durcan Name: D. Mark Durcan Title: President and Chief Operating Officer	INTEL CORPORATION By: /s/ Cary I. Klafter Name: Cary I. Klafter Title: Vice President, Legal and Corporate Affairs and Corporate Secretary
INTEL TECHNOLOGY ASIA PTE LTD By: /s/ Cary I. Klafter Name: Cary I. Klafter Title: Corporate Secretary, Intel Corporation	STMICROELECTRONICS N.V. By: /s/ Carlo Bozotti Name: Carlo Bozotti Title: President and Chief Executive Officer
REDWOOD BLOCKER S.A.R.L. By: /s/ Keith Toh Name: Keith Toh Title: Manager A	PK FLASH, LLC By: /s/ Keith Toh Name: Keith Toh Title: Authorized Signatory

STOCKHOLDER RIGHTS AND RESTRICTIONS AGREEMENT

APPENDIX A

DEFINITIONS AND INDEX OF DEFINED TERMS

1. Definitions.  For all purposes of and under this Agreement, the following terms have the following meanings:

“Acquisition Shares” means the shares of Common Stock issued to the Stockholders by Micron pursuant to the terms of the Share Purchase Agreement, including, for the avoidance of doubt, any True-Up Shares, as such term is defined in the Share Purchase Agreement.

“Affiliate” means with respect to any Person, any other Person, whether or not existing on the date hereof, controlling, controlled by or under common control with such first Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes hereof, (i) when used with respect to PK or Redwood, “Affiliate” and “controlled Affiliate” shall include each of the FP Parties (but shall not include any of the FP Parties’ portfolio companies), (ii) when used with respect to Intel Corporation or ITA, “Affiliate” shall exclude (x) Micron and its Subsidiaries and (y) any Entity that meets each of the following criteria: (A) such Entity is not primarily engaged in investment activities, (B) Intel Corporation (1) does not beneficially own, directly or indirectly, securities representing more than fifty percent (50%) of the securities entitled to vote for the election of directors or equivalent governing body or having the right to make decisions for such Entity, (2) does not have the power, directly or indirectly, to choose more than fifty percent (50%) of the members of the board of directors or equivalent governing body of that Entity and (C) Intel Corporation does not, directly or indirectly, including through any Affiliate of Intel Corporation (which, for purposes of this clause (C) shall be determined without giving effect to this clause (ii)) or any Representative of Intel Corporation or any such Affiliate acting in such capacity, cause, approve or consent to any action or inaction by such Entity, that would be required or prohibited by any provision of this Agreement or, in the case where such term is used in the Share Purchase Agreement or any other Ancillary Agreement, the Share Purchase Agreement or such other Ancillary Agreement (assuming, in each case, such Entity were an Affiliate for purposes of such use),  (iii) when used with respect to any Seller, “Affiliate” shall exclude the Company and its Subsidiaries, and (iv) when used with respect to Micron, following the Closing, “Affiliate” shall include the Company and its Subsidiaries, but shall exclude each Seller and its Affiliates (which, for the avoidance of doubt, shall exclude Micron and its Subsidiaries).

“beneficial owner” (including, with correlative meaning, the terms “beneficially own” and “beneficial ownership”) has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that (i) a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such person and (ii) a Person shall be deemed to be the beneficial owner of any securities with which a Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities.

“Board” means the Board of Directors of Micron.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York City, New York or Amsterdam, The Netherlands are authorized or obligated by Applicable Law or executive order to close.

“Business Entity” means any Person other than a natural person or a Governmental Entity.

“Change in Control of Micron” means any of the following:  (i) a merger, consolidation or other business combination or transaction to which Micron is a party if the Voting Securities outstanding immediately prior to the effective date of such merger, consolidation or other business combination or transaction (or the securities such Voting Securities are converted or exchanged into), represents less than 50% of the Total Voting Power of (A) the surviving or consolidated entity (or its parent) following any such merger, consolidation or other business combination or transaction; (ii) an acquisition by any Person or Group of direct or indirect beneficial ownership of Voting Securities representing 50% or more of the Total Voting Power of Micron; (iii) a sale of all or substantially all of the assets of Micron to any Person or Persons (other than a wholly owned Subsidiary of Micron); (iv) a liquidation or dissolution of Micron; or (v) if individuals who, as of the Closing Date constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a member of the Board subsequent to the Closing Date, whose election, or nomination for election by Micron’s stockholders, was approved by a vote of at least a majority of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

“Closing” means the closing of the Share Purchase pursuant to the terms of the Share Purchase Agreement.

“Closing Date” means the date and time the Closing occurs.

“Competitor” means (i) Samsung, Hynix, Qimonda, Toshiba, Elpida, Winbond, ProMOS, NanYa, Powerchip, Rexchip, Saifun, SanDisk, Spansion, Ovonyx, and any controlled Affiliates of the companies set forth above; (ii) any successor-in-interest of any of the companies  referenced  in (i) above and any successors to all or substantially all of their respective Memory Products businesses; (iii) any other company with respect to which one or more of the companies set forth in (i) above has control; or (iv) a company whose financial statements are publicly available via the

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SEC’s EDGAR system that manufactures Memory Products in wafer form and that derives (either on a consolidated or standalone basis) at least twenty-five percent (25%) of its revenue from the manufacture or sale of Memory Products (based on the last fiscal year for which such financial statements are publicly available).

“Economic Rights” means, with respect to a security, the right to all or any portion of the pecuniary interest in the security, including, without limitation, the right to receive dividends and distributions, proceeds upon liquidation and receive the proceeds of disposition or conversion (if applicable) of the security.

“Entity” means any Person that is not a natural person.

“Equity Securities” means the “equity securities” (as such term is defined in Rule 3a11-1 under the Exchange Act) of Micron.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FP Parties” means (i) Francisco Partners II (Cayman) L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“FP II Cayman”), (ii) Francisco Partners GP II (Cayman), L.P., an exempted limited partnership organized under the laws of the Cayman Islands and the general partner of FP II Cayman (“FP GP II Cayman”), (iii) Francisco Partners GP II Management (Cayman) Limited, a limited liability company organized under the laws of the Cayman Islands and the general partner of FP GP II Cayman, (iv) Francisco Partners Parallel Fund II, L.P., a Delaware limited partnership (“FP II Parallel”), (v) Francisco Partners GP II, L.P, a Delaware limited partnership and the general partner of FP II Parallel (“FP GP II” ), (vi) Francisco Partners GP II Management, LLC, a Delaware limited liability company and the general partner of FP GP II, and (vi) any other investment fund, partnership, management company or similar entity controlled by or under common control with any of the foregoing.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Equity Securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) of the rules and regulations promulgated under the Exchange Act or a statement on Schedule 13G pursuant to Rule 13d-1(c) of the rules and regulations promulgated under the Exchange Act with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group directly or indirectly beneficially owned Equity Securities representing more than 5% of any class of Equity Securities then outstanding.

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“Hedging Transaction” means engaging in short sales, the purchase and sale of puts and calls, swaps, forward sales and other hedging or derivative securities transactions, so long as neither beneficial ownership of nor Voting Rights with respect to any Acquisition Shares are transferred.

“Issuer Free Writing Prospectus” shall have the meaning set forth in Rule 433 of the Securities Act.

“M6 Option Agreement” shall having the meaning given to such term in the Share Purchase Agreement.

“MALA” means the Amended and Restated Member Activities Letter Agreement, dated February 27, 2007, Micron and Intel Corporation.

“Memory Product” means one or more integrated circuits, printed circuit boards, multi-chip packages or other assemblies with which such integrated circuits are attached or otherwise associated that are designed, developed, marketed or used primarily for storing data and/or programs including, for example and without limitation, any dynamic, static, low volatility or non-volatile memory, whether as discrete integrated circuits, or as part of a SIMM, DIMM, multi-chip package, memory card (e.g., compact flash card, SD card, etc.) or other memory module or package.

“Permitted Transferee” means, with respect to any Stockholder, any controlled Affiliate of such Stockholder, and, with respect to PK or Redwood, any FP Party, and, with respect to each of Intel Corporation and ITA, any controlled Affiliate of Intel Corporation.

“Person” means any natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means the Acquisition Shares held by any Stockholder and any shares of Common Stock or other securities which may be issued in connection with any stock split, dividend or combination, or any recapitalization, reclassification or similar transaction, with respect to the Acquisition Shares.  As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities when: (i) a registration statement with respect to the sale by the Stockholder of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) such securities have been transferred pursuant to Rule 144 or (iii) such securities shall have ceased to be outstanding.

“Representative” means, as to any Person, the directors, managers, managing members, general partners, officers, employees, attorneys, investment banking and financial advisors, independent accountants and any other agents and representatives of the Person.

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“Rule 144” means Rule 144 promulgated under the Securities Act, and any successor provision thereto.

“Rule 144 Affiliate” means an “affiliate”, as such term is defined under Rule 144; provided, however, that for purposes of determining whether a Stockholder is a Rule 144 Affiliate hereunder by virtue of its beneficial ownership of securities of Micron, only those securities of Micron beneficially owned by the Stockholder as of the date of the Share Purchase Agreement, the Acquisition Shares held by the Stockholder, and any other shares of Common Stock issued by Micron to the Stockholder after the date of the Share Purchase Agreement, shall be taken into account.

“Rule 144A” means Rule 144A promulgated under the Securities Act, and any successor provision thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Stockholder Conflict of Interest Transaction” means, with respect to a particular Stockholder subject to Section 2.2 (such Stockholder, a “Conflicted Stockholder”) (i) any transaction (including the issuance of Micron securities or a transaction of which the issuance of such securities is a part) between Micron and a competitor of such Conflicted Stockholder or any of its Affiliates in any of the businesses in which such Conflicted Stockholder or any of its Affiliates is engaged, or has announced an intention to become engaged or (ii) any other transaction with respect to which such Conflicted Stockholder or any of its Affiliates has a substantial interest that conflicts with the interests of Micron.  For purposes of clause (i) of the preceding sentence, the “announced intentions” of such Conflicted Stockholder at any time may be established by reference to press releases and any materials filed with the SEC (or similar Governmental Entity with regulatory authority over issuances and sales of securities of the Conflicted Stockholder) or otherwise disclosed to the public.  For purposes of clause (ii) of such sentence, such Conflicted Stockholder or any of its Affiliates shall be deemed to have a substantial interest that conflicts with the interests of Micron in any situation in which such Conflicted Stockholder or any of its Affiliates has a substantial economic interest (direct or indirect) in the transaction that is greater than and contrary to the Conflicted Stockholders economic interest as a stockholder of Micron.

“Subsidiary” of a Person means, at the time of determination, any Business Entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are owned, directly or indirectly through subsidiaries or otherwise, by such Person.

“Total Voting Power” means, with respect to any Business Entity, at the time of determination of Total Voting Power, the total number of votes which may be cast on a general matter of the Business Entity at which all classes of equity voting securities or other ownership interests of the Business Entity are entitled to vote.

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“Transfer” means, directly or indirectly, to offer, sell (including any short sale), transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the offer, sale (including any short sale), transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Acquisition Shares beneficially owned by a Person or any interest (including any Economic Rights or Voting Rights) in any Acquisition Shares beneficially owned by a Person.  Whether or not treated as an offer or sale of the Acquisition Shares under the Securities Act, “Transfer” shall also include any hedging or other transaction entered into after the date hereof, such as any purchase, sale (including any short sale) or grant of any right (including without limitation any put or call option) with respect to any of the Acquisition Shares or with respect to any security that includes or derives any significant part of its value from such Acquisition Shares.

“Voting Rights” means, with respect to a security, the right to direct the voting of the security with respect to any matter for which the security is entitled to vote.

“Voting Securities” means shares of Common Stock and any other securities of Micron entitled, in the ordinary course, to vote in the election of directors of Micron.

2. Other Defined Terms. The following terms are defined in the Section of this Agreement set forth opposite each such respective term below:

Term	Section
Acquisition Sub	Recital A
Agreement	Preamble
Approved Transaction	Section 3.1(b)(iv)
Claims	Section 4.7(a)
Common Stock	Recital B
Controlling Person	Section 4.7(a)
Indemnified Party	Section 4.7(c)
Initiating Stockholder	Section 4.1(b)
Intel Corporation	Preamble
ITA	Preamble
Majority Participants	Section 4.1(d)
Managing Underwriters	Section 4.1(c)
Marketed Underwritten Offering	Section 4.3(o)
Material Pending Event	Section 4.2(a)(iii)
Maximum Offering Size	Section 4.1(d)
Micron	Preamble
Micron Indemnified Parties	Section 4.7(b)
Micron Public Offering Lock-Up	Section 4.9(b)

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Term	Section
Numonyx	Recital A
Numonyx Shares	Recital A
Participating Stockholders	Section 4.1(c)
Parties	Preamble
Party	Preamble
PK	Preamble
Redwood	Preamble
Registration Conditions	Section 4.1(a)
Registration Expenses	Section 4.5
Registration Request	Section 4.1(a)
Release Date	Section 3.1(b)
Requesting Party	Section 4.1(a)
Seller Indemnified Parties	Section 4.7(a)
Share Purchase	Recital A
Share Purchase Agreement	Recital A
Shelf Registration	Section 4.1(a)
Shelf Take-Down	Section 4.1(b)
Shelf Take-Down Request	Section 4.1(b)
ST	Preamble
Stockholder Public Offering Lock-Up	Section 4.9(a)
Stockholders	Preamble
Transfer Restrictions	Section 3.1(b)

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